Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-186403, 333-197461, 333-200184, and 333-200185) on Form 10-K of TRI Pointe Homes, Inc. of our report dated February 18, 2014, with respect to the consolidated balance sheets of Weyerhaeuser Real Estate Company as of December 31, 2013, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2013, which report appears in the December 31, 2014 annual report on Form 10-K of TRI Pointe Homes, Inc.

/s/ KPMG LLP

Seattle, WA
March 12, 2015